RESIGNATION AND SEVERANCE AGREEMENT

This Resignation and Severance Agreement (this “Agreement”) is entered into as of June 18, 2007, between SCM Microsystems GmbH (“SCM GmbH”), SCM Microsystems, Inc. (“SCM Inc.” and, together with SCM GmbH and each of their respective subsidiaries, the “Company”) and Robert Schneider (“Employee”).

The purpose of this Agreement is to arrange for Employee’s resignation from any and all positions that he holds or may be deemed to hold with or in the Company, including, without limitation, as (i) the Chief Executive Officer of SCM Inc., (ii) the Managing Director of SCM GmbH and (iii) a member of the Board of Directors of SCM Inc. (and, to the extent applicable, each of its subsidiaries, collectively, the “Board”), and to terminate all existing employments and to set forth the terms of the Employee’s release of claims and severance package, all on a basis that is satisfactory both to Company and to Employee (together, the “Parties”). In consideration of the promises and obligations set forth herein, SCM GmbH agrees to provide certain additional benefits to Employee in full satisfaction of its obligations under the employment relationship between the Parties, and Employee agrees to release the Company from any claims or obligations as set forth herein.

1. Resignation. Subject to Section 7(b) below, by signature under this Agreement, the Employee irrevocably resigns from (i) his positions as Chief Executive Officer of SCM Inc. and Managing Director of SCM GmbH, (ii) his position as a member of the Board and (iii) any and all other positions that he holds or may be deemed to hold with or in the Company, in each case, effective as of June 30, 2007 (the “Termination Date”). Employee shall on the date hereof execute the resignation letter attached as Exhibit A hereto, which letter, subject to Section 7(b) below, will be submitted by SCM GmbH to the appropriate court and/or governing authority for deregistration upon the expiration of the Revocation Period (as defined in Section 7(b) below), and Employee hereby consents to the submission of such letter to any such court and/or governing authority. Subject to Sections 2, 7(b) and 8(a) below, on the Termination Date, Employee’s employment with the Company and its affiliates and any employment agreement between Employee, on the one hand, and the Company or any of its affiliates, on the other hand, including, without limitation, the Employment Contract dated August 26, 1993, as amended by the Agreement dated May 22, 2006 (together, the “Employment Agreements”), will terminate. Employee understands and agrees that this termination is effective with respect to any and all positions he holds with the Company and any of its affiliates.

2. Restrictive Covenant. Notwithstanding Section 1, the Restrictive Covenant between Kudelski S.A. and Employee dated as of April 5, 2006 (the “Restrictive Covenant”) shall remain in full force and effect.

3. Accrued Benefits; Benefit Plans. On or before the Termination Date, SCM GmbH will pay Employee all wages due to him, including regular base salary, through the Termination Date. Parties agree that all vacation entitlement from and for past years and for the year 2007 until Termination Date has been fully granted and used. . In addition, SCM GmbH will reimburse Employee in a timely fashion for all approved business expenses incurred by Employee prior to the Termination Date in accordance with normal SCM GmbH policy. Employee acknowledges and agrees that following the Termination Date, Employee shall no longer be an active participant in any of the Company’s employee benefit, incentive or bonus plans, programs, policies or arrangements (collectively, “Benefit Plans”), and shall have only those rights under the Benefit Plans provided to former employees in accordance with the express terms of such Benefit Plans.

4. Compensation Package. Notwithstanding anything to the contrary contained in the Employment Agreements, SCM GmbH agrees that following the Termination Date and upon expiration of the Revocation Period (as defined in Section 7(b) below) and subject to Employee’s continued compliance with the Restrictive Covenant and the NDA and Non-Compete Covenants (as defined below), Employee shall be eligible to receive the following:

(a) Compensation Payments. Payments equal to Employee’s monthly gross base salary, EURO 29,166.67, for a period of thirty (30) months after the Termination Date (“Compensation Period”), to be paid at the rate in effect on the Termination Date in accordance with SCM GmbH’s standard payroll procedures and after deduction of wage tax and social security contributions, if any. As far as Employee is entitled to the payments set forth under this Section 4 for a period during which the NDA and Non-Compete Covenants apply, the compensation payments shall be understood as compensation for the post-contractual non-compete covenants contained in the Restrictive Covenant and the NDA and Non-Compete Covenants. If and as far as the payments set forth under this Section 4 fall in a period after the end of the period during which the NDA and Non-Compete Covenants apply, any such payments shall be understood as severance payments.

(b) Bonus Payment. Employee will receive any earned and unpaid bonuses under the terms of his Employment Agreements, less customary withholdings, within 60 days following the Termination Date. With respect to a bonus, if any, for the period of fiscal 2007 prior to the Termination Date, the amount of such bonus, if any, shall be determined in the sole discretion of the Board or the Compensation Committee thereof, as the case may be, and shall be paid in accordance with SCM GmbH’s bonus plan. No bonus is owed for the time after Termination Date.

5. Equity Benefits. Exhibit B to this Agreement sets forth Employee’s rights to purchase shares of SCM Inc.’s capital stock as of the Termination Date (assuming that Employee continues to be employed by the Company through the Termination Date). Employee acknowledges and agrees that Employee’s rights with respect to the shares (or the purchase thereof) described on Exhibit B shall be governed solely by the stock option agreements and plans under which such shares or rights to purchase were granted. Employee further acknowledges and agrees that, except as set forth on Exhibit B and in those stock option agreements and plans that govern Employee’s rights with respect to the shares (or the purchase thereof) described on Exhibit B, Employee has no other right, title, interest, or claim in or to any shares of the Company’s capital stock, other than any shares of SCM Inc. that he might own that are unencumbered by any contractual restrictions in favor of the Company. For the avoidance of any doubt, the parties acknowledge and agree that, in accordance with the notice provisions set forth in the Employment Agreement, any stock option, restricted stock or other equity inventive award granted to Employee under the Company’s stock option plans that is outstanding on the Termination Date (a) shall continue to vest, in accordance with its respective vesting schedule, until December 31, 2007, and (b) shall continue to be exercisable until March 31, 2008, at which time it shall expire and be canceled and no longer be in force or effect, in each of (a) and (b), unless and except to the extent otherwise provided in the stock option agreements or plans that govern Employee’s rights with respect to such stock option, restricted stock or other equity inventive award.

6. No Other Payments Due. Employee acknowledges and agrees that, upon payment of the amounts set forth in Sections 3 and 4 of this Agreement, he will have received all salary, accrued vacation, bonuses, wages, compensation or other such sums due to him.

7. Release.

(a) General Release. In consideration of the benefits to be provided to Employee by the Company as set forth in this Agreement, Employee hereby fully and forever releases and discharges (this “Release”) the Company, and its current and former officers, directors, shareholders, partners, members, investors, administrators, employees, contractors, agents, attorneys, insurers, affiliates, successors, predecessors, subsidiaries, assigns and fiduciaries, in their individual and/or representative capacities, (collectively, the “Released Parties”) from any and all claims, suits, agreements, promises, damages, demands, disputes, controversies, contentions, differences, judgments, debts, dues, accounts, reckonings, bonds, causes of action, costs, expenses, bills, attorney’s fees, covenants, contracts, executions and demands of any kind whatsoever, which Employee ever had, now has or may have against the Released Parties or any of them, for, upon, or by reason of, any matter, action, omission, course or thing whatsoever occurring or arising on or before or up to the Termination Date, including, without limitation, in connection with or in relationship to Employee’s employment or other service relationship with the Company or its affiliates, Employee’s resignation from any and all positions that he holds or may be deemed to hold with or in the Company, the termination of any such employment or service relationship and any applicable employment, compensatory or equity arrangement with the Company or its respective affiliates (such released claims are collectively referred to herein as the “Released Claims”); provided that such Released Claims shall not include any claims to enforce Employee’s rights under, or with respect to, this Agreement. Employee understands and agrees that this Release is a full and complete waiver of all claims, aside from claims pursuant to Section 4 of this Agreement, whether known or unknown by him, suspected or unsuspected, disclosed or undisclosed, including, but not limited to, any claims with respect to his entitlement to any wages, bonuses, vacation pay, expense reimbursements, severance benefits or other forms of compensation; any claims with respect to his purchase of, or right to purchase, any capital stock of the Company; any claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, personal injury, emotional distress; any claims under Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the Equal Pay Act of 1963, the Americans With Disabilities Act, California Labor Code Section 1197.5, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), as related to severance benefits, any family and medical leave acts; and any claims under any other U.S. federal, state, or local, or any non-U.S., laws and regulations relating to employment or employment discrimination. Employee agrees that the benefits provided to him pursuant to this Agreement are in full satisfaction and settlement of any such Released Claims. Employee represents and warrants that he has not filed, and he will not file, any lawsuit or institute any proceeding, charge, complaint or action asserting any such claim before any U.S. federal, state, or local, or any non-U.S., administrative agency or court against any Released Party, concerning any event occurring prior to the Termination Date. Nothing in this Agreement, however, shall be construed as prohibiting Employee from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or participating in an investigation or proceeding conducted by the EEOC. Employee also hereby agrees that nothing contained in this Release shall constitute or be treated as an admission of liability or wrongdoing by any of the Released Parties.

(b) ADEA. Employee represents that he is knowingly and voluntarily waiving any and all rights that he currently may have arising under the Age Discrimination in Employment Act of 1967, as amended. Employee understands that he has the right to consult with an attorney before signing this Agreement. Employee also understands that he may have twenty-one (21) days after his receipt of this Agreement within which he may review and consider, discuss with an attorney of his own choosing, and decide to execute or not execute it. Employee further understands that for a period of seven (7) days after he signs this Agreement, he may revoke the Release (the “Revocation Period”). In order to revoke the Release, Employee must deliver to the Chairman of the Board, by no later than seven (7) days after he executes this Agreement, a letter stating that he is revoking it. Employee understands and agrees that if he revokes the Release, he will have no right to receive, and the Company will have no obligation to make or provide, any of the payments described in Section 4 above or any other benefits set forth in this Agreement. If Employee does not deliver such a letter, then this Agreement shall become effective upon the expiration of the Revocation Period, which is the seventh (7th) day after he executes this Agreement. If Employee executes this Agreement prior to the twenty-first (21) day after its delivery to him, Employee hereby acknowledges that his decision to execute this Agreement prior to the expiration of such twenty-one (21) day period was entirely voluntary. Notwithstanding anything to the contrary contained in this Agreement, the Company reserves the right to recall Employee from any office which the Employee holds, including but not limited to the office of Managing Director of SCM GmbH, and terminate any employment which the Employee may have, including but not limited to the employment with SCM GmbH (based inter alia on the agreement of 1993) should employee elect to revoke his consent to this Agreement within the seven (7) day revocation period.

(c) Full Disclosure To Company. Employee represents and hereby reaffirms that he has disclosed to the Company any information in Employee’s possession concerning any conduct involving the Company that Employee has any reason to believe may be unlawful or may violate Company policies in any material respect. In addition, Employee hereby agrees that he will cooperate fully with the Company in connection with any and all existing or future investigations or proceedings, if any, initiated by or against the Company or any of the Released Parties, in which (and to the extent) the Company deems Employee’s cooperation reasonably necessary. Nothing set forth in the Release shall prevent Employee from communicating with or participating in any government investigation. Employee will act in good faith to furnish the information and cooperation required by this Section 7(c).

(d) No Future Employment. Employee agrees that he will not be eligible for or entitled to re-employment with the Company or any Company-affiliated or related entities, at any time in the future, nor will Employee file any charge, claim or lawsuit of any kind against the Company, any Company-affiliated or related entities or the Released Parties, arising out of or in any way related to any failure or refusal to employ Employee.

(e) Company Release. The Company hereby fully and forever releases and discharges Employee from any and all claims, suits, agreements, promises, damages, demands, disputes, controversies, contentions, differences, judgments, debts, dues, sums of money, accounts, reckonings, bonds, causes of action, costs, expenses, bills, attorney’s fees, covenants, contracts, variances, trespasses, extents, executions and demands of any kind whatsoever, which the Company ever had, now has or may have against Employee for, upon, or by reason of, any matter, action, omission, course or thing whatsoever occurring or arising on or before or up to the Termination Date, including, without limitation, in connection with or in relationship to Employee’s employment or other service relationship with the Company or its affiliates; provided that such released claims shall not include any claims to enforce the Company’s rights under, or with respect to, this Agreement or relating to or arising out of fraud, willful misconduct or illegal action on the part of Employee. The Company understands and agrees that this release is a full and complete waiver of all claims, whether known or unknown, suspected or unsuspected, disclosed or undisclosed.

8. Confidentiality and Non-Compete Covenants. The obligations of Employee under the each of the subsections of this Section 8 are referred to collectively as the “NDA and Non-Compete Covenants.”

(a) Confidential and Proprietary Information. Employee represents and warrants that, at all times prior to the date on which he executes this Agreement, he has been in full compliance with his obligation to maintain the confidentiality of all confidential and proprietary information of the Company, including, without limitation, under the terms of the Employment Agreements. During the Compensation Period, Employee shall strictly keep secret any confidential information concerning the business of the Company, including, but not limited to, products, contractual arrangements, deals, customers, prices, business strategies, raw material blending, manufacturing processes and prospects and any other confidential affairs or information of the Company, and will not utilize any such information in any manner for his own or for the benefit of others. After the Compensation Period, the Employee’s duty of confidentiality as set forth in preceding sentence shall survive. In case of a professional or entrepreneurial activity of the Employee after the Compensation Period, he can make use of his professional knowledge acquired during the Period, provided that, the statutory limitations, including, but not limited to, those set forth in sections 3, 17 UWG, 823, 826 Civil Code and the Data Protection Act, or limitations arising from a post-termination non-compete (set forth in this Agreement or otherwise), if any, are strictly observed. Employee acknowledges that he is aware that the United States securities laws prohibit any person who is in the possession of material non-public information about a company from purchasing or selling that company’s securities in reliance upon such information or from communicating such information to any other person or entity under circumstances in which it is reasonably foreseeable that such person or entity is likely to purchase or sell such securities in reliance upon such information.

(b) Return of Company Property. As a condition to the performance of the Company’s obligations under this Agreement, Employee is required to return, and Employee hereby represents that as of the Termination Date he has returned to the Company, all of the Company’s property, documents, records and other materials, including, but not limited to, any confidential or proprietary information, in his possession, custody or control (and all copies, whether in paper, electronic or other format, thereof), on or before the Termination Date, except for any property that the Company expressly agrees Employee may retain.

(c) Non-Disparagement. Employee agrees to refrain from making any derogatory, disparaging and/or detrimental statements to any other person or third parties about the Company or any of the Released Parties, including, but not limited to, the Company’s directors, officers, investors, employees, products or services. Employee also agrees that he will not act in any manner that might interfere with the business or disparage the reputation of the Company or any of the Released Parties. The Company agrees to direct each of the current members of its Board and its current executive officers to refrain from making any derogatory, disparaging and/or detrimental statements to any other person or third parties about Employee. Nothing set forth in this Section 8(c) shall prohibit or limit in any way a Party’s right to accurately and honestly respond as required or to cooperate with any valid government, court or regulatory order or request.

(d) Competition Prohibition. During the first twenty (20) months of the Compensation Period, Employee agrees that he will not engage, directly or indirectly, professionally or occasionally, for his own account or the account of a third party, independently or dependently, in any other employment, occupation, consulting or other business activity competitive with or related to the current or future business of the Company, nor shall Employee acquire, obtain an equity interest in (excluding Employee’s investment in Spyrus existing as of the date of the signature of this Agreement and in any other company of which Employee currently or in the future, beneficially or of records owns, holds or controls, directly or indirectly, less than 5% of the equity or other securities, in each case, solely as a passive investment), or otherwise support, an enterprise which engages in business activity competitive with or related to the current or future business of the Company. The restriction on competition set forth in the preceding paragraph shall especially apply to the territory of Europe, the United States of America and Japan. As compensation for compliance with this restriction on competition, Employee shall receive the payments set forth in Section 4, which shall be payable as indicated therein.

(e) Inventions, Copyrights. Rights to inventions or technical improvements which Employee made or worked out during his activity on behalf of the Company, in connection with his activity on behalf of the Company, as a result of his experiences arising from his activity on behalf of the Company or on the basis of studies of the Company, in each case, shall be held solely by the Company, and, insofar as such rights have not yet been transferred to Company, Employee hereby assigns all such rights including all applicant’s rights, the entitlement to the priority of the rights and the right to file for intellectual property protection abroad at this time to SCM GmbH. In particular, Employee hereby assigns and transfers to SCM GmbH all intellectual property rights belonging to the following patent families, including, without limitation, all applicant’s rights, the entitlement to the priority of the rights and the right to file for intellectual property protection abroad and SCM GmbH hereby accepts the assignment and transfer of such rights:

(i) internal SCM patent number 4466 xx — Cash Mouse Patent (Mechanical Patent rel. to Class 3 reader), including the subseries S 4466 DE, S 4466 DE E, S 4466 FR, and

(ii) internal SCM patent number 4245 xx — PC Card reader Close (PCMCIA Mechanical Patent), including the subseries S 4245 DE G, S 4245 DE E, S 4245 FR, S 4245 GB, S 4245 IT, S 4245 JP, S 4245 SE, S 4245 SG, S 4245 US.

The Company shall not be obligated to pay any additional compensation to Employee for the transfer of any rights under this Section 8 (e). The Employee Invention Act shall not be applicable in the absence of employee status on the part of Employee. Accordingly, Employee hereby assigns to SCM GmbH the exclusive use, at no charge, of any copyrights arising through him for works created in connection with his activity, as a result of his experience arising from his activities on behalf of the Company or on the basis of studies by the Company.

9. Taxes. Any payments or benefits provided pursuant to this Agreement will be subject to applicable tax withholdings. Employee expressly permits the Company to deduct from any amounts due hereunder such amounts as necessary to satisfy any withholding or employment tax obligations arising in connection with the termination of his employment, including, but not limited to, the cancellation of any debt, the payment of any amount or the provision of any benefit hereunder.

10. Entire Agreement. This Agreement (including the exhibits hereto) sets forth the entire agreement between the Company and Employee and supersedes any prior agreements (including, without limitation, the Employment Agreements) or understanding, whether oral or written, concerning the subject matter set forth herein. This Agreement may not be altered or amended except by a written document signed by the Parties. Employee expressly agrees that, except as set forth herein, the terms of this Agreement supersede the terms of any individual agreement or understanding with the Company relating to Employee’s rights as an employee of the Company, including, but not limited to, the Employment Agreements. Employee acknowledges that he is executing this Agreement voluntarily and knowingly and that he has not relied upon any representation or statement made by the Company, the Released Parties or their respective agents with respect to the subject matter, basis or effect of this Agreement, other than those specifically stated in this Agreement. This Agreement shall be binding upon Employee and Employee’s successors, heirs, administrators and executors and shall inure to the benefit of the Company, the Released Parties and their respective successors and assigns. This Agreement is drafted in both German and English version. In case of discrepancies or contradictions between the German and the English version, the English version shall prevail.

11. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any one or more of the provisions or portions of any provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect or to any degree, the validity, legality and enforceability of any remaining provision of this Agreement that is not closely related to the invalid, illegal or unenforceable provision shall not be affected thereby and said illegal, unenforceable or invalid provisions, solely to the extent of such invalidity, illegality and unenforceability, shall be deemed not to be a part of this Agreement.

12. Governing Law; Venue.

(a) This Agreement shall be governed, interpreted and enforced by and under the laws of the Federal Republic of Germany, without regard to its conflicts of law provisions.

(b) The parties irrevocably consent and submit to the exclusive jurisdiction of the courts located in Munich, Germany, for the adjudication of any dispute, suit or proceeding based on or arising under this Agreement or in connection with any of the transactions contemplated hereby, and irrevocably agree that all claims in respect of such suit or proceeding may be determined in such courts. The parties irrevocably waive the defense of an inconvenient forum to the maintenance of such suit or proceeding.

(c) To the extent permissible under procedural law, the parties further agree that service of process upon the other party mailed by first class mail shall be deemed in every respect effective service of process upon such party in any such suit or proceeding. Nothing herein shall affect the right of the parties to serve process in any other manner permitted by law. The parties agree that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

13. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same document.

14. Voluntary Execution. Employee hereby understands and agrees that:

(a) He has been given twenty-one (21) days from the date that this Agreement was delivered to him (i.e., until June 18, 2007) in which to accept its terms, although he may accept it at any time within those twenty-one (21) days;

(b) He has carefully read and fully understands all of the terms of this Agreement;

(c) He is, through this Agreement, releasing the Released Parties from any and all claims he may have against them;

(d) He was advised and is hereby advised in writing to consult with an attorney of his choice prior to executing this Agreement;

(e) He has so consulted with an attorney of his choice or knowingly declined to do so;

(f) He knowingly and voluntarily agrees to all of the terms set forth in this Agreement with full appreciation that he is forever foreclosed from pursuing any of the rights waived herein;

(g) He has a period of seven (7) days after signing this Agreement within which to revoke his consent to this Agreement and the Release and that neither the Company nor any other person is obligated to provide any payment or benefit to him until the later of (i) at least eight (8) days have passed since his signing of this Agreement without his signature having been revoked in a writing received by the Company within the seven (7) day Revocation Period and (ii) the Termination Date; and

(h) He is under no disability or impairment that affects his decision to sign this Agreement and knowingly and voluntarily intends to be legally bound by this Agreement.

15. Non-Admission of Wrongdoing. This Agreement does not in any way constitute, and should not be interpreted or construed, as an admission by the Company or any of the Released Parties or any of their respective agents of any wrongdoing or inappropriate conduct with respect to Employee or any other person, or that Employee has any rights whatsoever against the Company, any of the Released Parties or any of their respective agents. The Company specifically disclaims any liability or wrongful acts against Employee or any other person on the part of the Company or any of the Released Parties.

[Signature Page Follows]
PLEASE READ CAREFULLY. THIS RESIGNATION AND SEVERANCE AGREEMENT INCLUDES A RELEASE OF
ALL KNOWN OR UNKNOWN CLAIMS. THE PARTIES HAVE READ THIS AGREEMENT, HAVE HAD THE OPPORTUNITY TO
CONSULT WITH COUNSEL PRIOR TO SIGNING THIS AGREEMENT, UNDERSTAND THE TERMS AND CONSEQUENCES OF THIS
AGREEMENT, AND ARE FULLY AWARE OF THE LEGAL AND BINDING EFFECTS OF THIS RESIGNATION AND SEVERANCE
AGREEMENT.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Resignation and Severance Agreement.

SCM MICROSYSTEMS, INC.:

By:
Name: Stephan Rohaly
Title: Chief Financial Officer and Secretary

Date: June 18, 2007

SCM MICROSYSTEMS GMBH:
By:	SCM Microsystems, Inc., its sole stockholder
By:

Name: Stephan Rohaly

Title: Chief Financial Officer and Secretary

Date: June 18, 2007

EMPLOYEE:

Robert Schneider

Date: June 18, 2007

EXHIBIT A

Resignation Letter

Ich, der Unterzeichnende, Robert Schneider, bin Geschäftsführer der	I, the undersigned Robert Schneider, am the managing director of

Amtsniederlegung/Resignation

SCM Microsystems GmbH
(“Gesellschaft/Company”)

with its registered seat in
mit dem Sitz in Ismaning,	Ismaning, registered with the
eingetragen im Handelsregister	commercial register of the lower
des Amtsgerichts München unter	court of Munich under HR B
HR B 142179.	142179.

Dies vorausgeschickt, lege ich mein Amt als Geschäftsführer der Gesellschaft mit Wirkung zum 30.Juni 2007 nieder.	Now, therefore, I resign from my position as managing director of the Company with effect from 30 June 2007.

Ismaning, this June 18, 2007

Robert Schneider

Kenntnisnahme/Acknowledgement

Von der oben erklärten Amtsniederlegung habe ich Kenntnis genommen.	I acknowledge the resignation declared above.

SCM Microsystems GmbH

vertreten durch ihre Alleingesellschafterin	represented by its sole shareholder

SCM Microsystems, Inc.

diese vertreten durch	the latter represented by

Stephan Rohaly
Managing Director
EXHIBIT B

Equity Benefits